SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of Tax-Free Instruments Trust was held on July 22, 2008. The following item, which is required to be reported under this SUB-ITEM 77C, was voted on at the meeting:

1. To approve a new investment advisory contract between Passport Research Ltd., and the Trust, on behalf of the Fund.

		Shares voted affirmatively	1,794,199,052
		Shares voted negatively		60,641,832
		Shares abstaining		126,514,214

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on May 27, 2008, and is incorporated by reference. (File No. 811-5950)